Exhibit 3.2

RST

0100476008

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DUSA PHARMACEUTICALS, INC.

(ID Number: 0100476008)

DUSA Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby restates and integrates its Certificate .of Incorporation, as amended, and also substantively amends such Certificate of Incorporation, to read in full as herein set forth.

FIRST: The name of the Corporation is DUSA Pharmaceuticals, Inc.

SECOND: The purposes for which the Corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the “NIBCA”).

THIRD: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares of Common Stock, all of which shall be without nominal or par.value.

FOURTH: The address of the current registered office of the Corporation in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jerscy 08628. The name of the current registered agent of the Corporation at such address is Corporation Service Company,

FIFTH: The number of directors constituting the first board of directors of the Corporation is two (2) and the names and addresses of the persons who are to serve as such directors, until the first annual meeting of shareholders and until their successors are elected and qualified, are:

Kal Sundaram	Three Skyline Drive Hawthorne, NY 10532

G.P. Singh	1150 Elijah McCoy Drive Detroit, MI 48202

SIXTH: The initial by-laws of the Corporation shall specify the number, or the mechanism for determining the number, of directors other than the first board. One or more or all of the directors of the Corporation may be removed with or without cause upon the affirmative vote of the majority of votes cast by the holders of shares entitled to vote for the election of directors. The initial by-laws of the Corporation shall be adopted by the board of directors at its organizational meeting; thereafter, the power to make, alter and repeal by-laws is reserved to the shareholders.

SEVENTH: The Corporation shall indemnify every corporate agent as defined in, and to the full extent permitted by, Section 14A:3-5 of the NJBCA, and to the full extent otherwise permitted by law.

EIGHTH;

(A) No director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this Article EIGHTH shall not relieve a director or officer from liability for any breach of duty based Upon an act or Omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing Violation of law or (c) resulting in receipt by such person of am improper personal benefit, As used in this Article EIGHTH, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which that person has a material conflict of interest.

(B) Neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with, this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the Corporation in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would have accrued of arisen, prior to such amendment, repeal or adoption. If the NJBCA is amended after approval by the shareholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to that fullest extent permitted by the NJBCA, as so amended from time to time.

NINTH: This Amended and Restated Certificate of Incorporation shall become effective on December 20.2012 at 4:02 pm.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the 20th date of December, 2012

By:
Name: Robert F. Doman
Title: President and Chief Executive Officer

CERTIFICATE OF ADOPTION OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

DUSA PHARMACEUTICALS, INC.

DUSA Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), to amend and restate its Certificate of Incorporation pursuant to Section I4A:9-5 of the New Jersey Business Corporation Act, hereby certifies as follows;

FIRST: The name of the Corporation is DUSA Pharmaceuticals, Inc.

SECOND: The Amended and Restated Certificate of Incorporation attached hereto was duly adopted by the shareholders of the Corporation by a unanimous written consent dated as of December 20, 2012.

THIRD: The number of shares of stock of the Corportation entitled to vote on the adoption of the Amended and Restated Certificate of Incorporation was one hundred million, all of which voted for the Amended and Restated Certificate of Incorporation without a meeting pursuant to the unanimous written consent of the shareholders.

IN WITNESS WHEREOF, DUSA Pharmaceuticals, Inc. has caused this Certificate to be duly executed as of December 20, 2012,

DUSA PHARMACEUTICALS. INC.

By:
Name:	Robert F. Doman
Title:	President and Chief Executive Officer